Exhibit 5.1

March 26, 2024

SINTX Technologies, Inc.

1885 West 2100 South

Salt Lake City, UT 84119

Re:	Registration Statement on Form S-3 (No. 333-274951)

Ladies and Gentlemen:

We have acted as counsel to SINTX Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), dated March 25, 2024, to the Prospectus, dated November 27, 2023, included in the Registration Statement on Form S-3 (File No. 333-274951) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of 28,400,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”). The Shares will be sold pursuant to Stock Purchase Agreement (the “Stock Purchase Agreement”), dated March 25, 2024, between the Company and the purchasers named therein, and the Placement Agency Agreement, dated March 25, 2024 (the “Placement Agency Agreement”), between the Company and Maxim Group LLC.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration therefor specified in the Stock Purchase Agreement and the Placement Agency Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

SINTX Technologies, Inc.

March 26, 2024

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

DFM/JBE